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                                                                   EXHIBIT 10.36



                                 LOAN AGREEMENT


This Agreement is entered into by and between Game and Scion Co., Ltd. (hereinafter referred to as the "Lender") and GRAVITY Co, Ltd (hereinafter referred to as the "Borrower") for the purpose of the Borrower's borrowing 3 billion Won (KRW 3,000,000,000) from the Lender as follows:



Article 1. (Loan Amount)


The Borrower shall borrow 3 billion Won from the Lender in accordance with the terms and conditions specified in this Agreement.



Article 2. (Drawdown of Loan)


The Borrower shall request drawdown of the loan within seven business days from the date of this Agreement and the Lender shall pay the amount provided in
Article 1 within three business days from the date of loan request.



Article 3. (Interest Rate)


The interest rate on the loan hereunder shall be 18% per annum.



Article 4. (Term of Loan)


The term of the loan shall be from the date of drawdown to December 31, 2003. The loan may be prepaid depending on the Borrower's circumstances. The termination date for this Agreement shall be the date on which the entire principal amount of the loan is repaid.



Article 5. (Calculation and Payment of Principal and Interest)


The Borrower shall repay the entire loan set forth in Article 1 on the due date. The interest, which shall be computed on the basis of 12 months per year pursuant to the interest rate set forth in Article 3 shall be paid to the Lender by December 31, 2003.



Article 6. (Penalty for Delay)


In the event that the principal amount is not paid on the due date set forth in
Article 5, liquidated damages equivalent to 20% per annum of default interest applied to the principal and interest amount calculated pursuant to Article 5 for the period running from the due date until the day before the date of actual repayment shall be paid to the Lender.



Article 7. (Borrower's Warranty)


The Borrower warrants that this Agreement is not subject to any actual or expected legal liability or dispute.


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Article 8. (Dispute Settlement and Jurisdiction)


1. Matters not stipulated in this Agreement shall be determined by the general business customs. Matters that require separate agreement shall be additionally so agreed.

2. As a matter of principle, any disputes arising in connection with this Agreement shall be resolved by mutual consultation. If no settlement is attained, the disputes shall be adjudicated at the Seoul District Court as the complete court.


IN WITNESS WHEREOF, the parties shall prepare two copies of the Agreement, sign and seal, and each party shall keep one copy hereof.



                                February 20, 2003


Borrower     GRAVITY Co, Ltd
             Representative Director Jung Hwi Yung /seal/
             620-2 Shinsa-dong, Gangnam-gu, Seoul


Lender       Game and Scion Co., Ltd.
             Representative Director Yongwoon Jung /seal/
             170-18 Guro 3  - dong, Guro-gu, Seoul